Exhibit 1.1

INVESCO MORTGAGE CAPITAL INC.

AMENDMENT NO. 1 TO THE

EQUITY DISTRIBUTION AGREEMENT

March 18, 2019

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated December 18, 2017 (the “Agreement”), among Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), IAS Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), Invesco Advisers, Inc., a Delaware corporation (the “Manager”) and JMP Securities LLC (the “Placement Agent”), pursuant to which the Company may issue and sell through the Placement Agent, acting as agent and/or principal, up to 17,000,000 shares of the Company’s common stock, par value $0.01 per share.

In connection with the foregoing, the Company, the Operating Partnership, the Manager and the Placement Agent wish to amend the Agreement through this Amendment No. 1 to the Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2. Amendment of the Agreement.

1.	The first sentence of the third paragraph of Section 1 of the Agreement shall be amended to replace “(File No. 333-210454)” with “(File No. 333-229917).”

2.	The second sentence of the third paragraph of Section 1 of the Agreement shall be amended to replace “March 29, 2016” with “February 27, 2019.”

3.

Section 5(a)(10) of the Agreement should be amended to delete “, except pursuant to (i) the Registration Rights Agreement, dated July 1, 2009, by and among the Company, the Manager and Invesco Investments (Bermuda) Ltd., a Bermuda company (“Invesco Bermuda”), and (ii) the Registration Rights Agreement, dated March 12, 2013, by and among the Company, the Operating Partnership and the initial purchasers set forth therein.”

4.	Section 5(a)(11) of the Agreement should be amended to replace “Invesco, Ltd., a Bermuda company” with “IVR Limited Partner LLC, a Delaware company” and replace “(“Invesco”)” with “(“IVR Limited”).”

5.	The second sentence of Section 5(a)(26) of the Agreement should be amended to replace “since the Company’s inception” with “in the past three years.”

6.	Sections 7(a)(15), 7(a)(16), 7(a)(17), 7(a)(18) and 7(b)(2) of the Agreement should be amended to replace “within three (3) Trading Days” with “within two (2) Trading Days.”

7.	The following section shall be included as new Section 9(o) of the Agreement:

“Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Placement Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Placement Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Placement Agent that is a Covered Entity or a BHC Act Affiliate of such Placement Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Placement Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 9:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

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8.

The first sentence of the first paragraph of the Form of Placement Notice attached as Exhibit A to the Agreement shall be amended to replace “December 18, 2017” with “December 18, 2017, as amended on March 18, 2019.”

9.	The names and contact information for the individuals from the Company set forth on Exhibit B to the Agreement shall be amended to read as follows:

“Invesco Mortgage Capital Inc.

Name	Email
John Anzalone	John_Anzalone@invesco.com
David Lyle	David_Lyle@invesco.com
Mario Clemente	Mario.Clemente@invesco.com
Kevin Collins	Kevin_Collins@invesco.com
R. Lee Phegley, Jr.	Lee.Phegley@invesco.com
Brian Norris	Brian_Norris@invesco.com
Rebecca Smith	Rebecca@invesco.com”

10.	Provision (iv) of the Officers’ Certificate attached as Exhibit G to the Agreement shall be amended to replace “September 30, 2017” with “[most recent Representation Date].”

11.	The Chief Financial Officer’s Certificate attached as Exhibit H of the Agreement shall be amended and replaced with Exhibit A of this Amendment attached hereto.

SECTION 3. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 4. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 5. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officer or officers as of the date first above written.

INVESCO MORTGAGE CAPITAL INC.

By:	/s/ John M. Anzalone
	Name:	John M. Anzalone
	Title:	Chief Executive Officer

IAS OPERATING PARTNERSHIP LP

By:	Invesco Mortgage Capital Inc.,
as its General Partner

By:	/s/ John M. Anzalone
	Name:	John M. Anzalone
	Title:	Chief Executive Officer

INVESCO ADVISERS, INC.

By:	/s/ Robert H. Rigsby
	Name:	Robert H. Rigsby
	Title:	Senior Vice President

[Signature Page to First Amendment to Equity Distribution Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

JMP SECURITIES LLC

By:	/s/ Thomas Kilian
	Name:	Thomas Kilian
	Title:	Chief Operating Officer, Investment Banking

[Signature Page to First Amendment to Equity Distribution Agreement]

Exhibit A

CHIEF FINANCIAL OFFICER’S CERTIFICATE

The undersigned, the Chief Financial Officer of Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), pursuant to Section 7(a)(18) of the Equity Distribution Agreement, dated December 18, 2017, as amended on March 18, 2019 (the “Equity Distribution Agreement”), by and among the Company, IAS Operating Partnership LP, Invesco Advisers, Inc. and JMP Securities LLC (the “Placement Agent”), hereby certifies on behalf of the Company as follows:

(i)

I am the duly elected, qualified and acting Chief Financial Officer of the Company, and I am providing this certificate based on my examination of the internal accounting books and records of the Company.

(ii)	I am authorized to execute this certificate in the name and on behalf of the Company.

(iii)

I am knowledgeable with respect to the internal accounting records and internal accounting practices, policies, procedures and controls of the Company and its subsidiaries and have responsibility for financial and accounting matters with respect to the Company and its subsidiaries, including, among other things: (i) preparing quarterly and annual financial statements and related disclosures for the Company in conformity with generally accepted accounting principles in the United States and (ii) maintaining adequate internal control over financial reporting.

(iv)

I have read and am familiar with, and been actively involved in the preparation of the disclosure, financial and other data (including the financial statements) of the Company included and incorporated by reference in the Registration Statement and Prospectus Supplement.

(v)

I have overseen the preparation of and reviewed the disclosure, financial and other data circles on the attached Schedule I included and incorporated by reference in the Registration Statement and Prospectus Supplement (collectively, the “Circled Information”), and to the best of my knowledge and belief, such Circled Information, as of the date hereof, (i) matches or is accurately derived from the applicable internal accounting or financial records of the Company, (ii) was prepared in good faith by the Company, (iii) fairly presents in all material respects the matters which it purports to present for the periods indicated and (iv) is true and complete in all material respects.

(vi)

In connection with the preparation of and review of the Circled Information on Schedule I, I have made such review and inquiries as I have deemed necessary to confirm the accuracy and completeness of such disclosure, financial and other data. In the course of such reviews and inquiries, nothing has come to my attention that has caused me to believe that the Circled Information is not accurately derived from the Company’s accounting books and, records, or that such Circled Information does not fairly and accurately state the information presented therein.

This certificate is being furnished to the Placement Agent to assist in conducting and documenting their investigation of the Company in connection with the at-the-market offering of the Securities. Each of Alston & Bird LLP, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Placement Agent, is entitled to rely on this certificate in connection with the opinions that each firm is rendering pursuant to 7(a)(16) of the Equity Distribution Agreement.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Equity Distribution Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

By:
Name: R. Lee Phegley, Jr.
Title: Chief Financial Officer